Exhibit 10.1

[On the letterhead of BNP Paribas as Agent]

Noble European Holdings B.V. c/o Noble International, Ltd 28213 Van Dyke Ave Warren, MI 48093 USA	28 March 2008

Attention: Scott Kehoe/David Fallon/Andrew Tavi

ArcelorMittal S.A.

19, avenue de la Liberté,

L-2930 Luxembourg,

Grand Duchy of Luxembourg

(“ArcelorMittal”)

Attention: M Michel Wurth

Dear Sirs

Noble European Holdings B.V.

€118,000,000 Facilities Agreement dated 31 August 2007

(the “Agreement”)

1.	We refer to the Agreement. Unless otherwise defined in this letter, terms defined and references construed in the Agreement have the same meaning and construction in this letter. This letter constitutes a Finance Document.

2.	We also refer to your waiver request letter of 6 March 2008 (the “Waiver Request”).

3.	You informed us in the Waiver Request that the financial statements in respect of the Financial Year ending 31 December 2007 (required to be delivered to us pursuant to paragraphs (a)(i) and (a)(ii) of Clause 22.1 (Financial statements) of the Agreement) and the accompanying Compliance Certificate (required to be delivered to us pursuant to paragraph (a) of Clause 22.2 (Provision and contents of Compliance Certificate) of the Agreement) will not be delivered by 31 March 2008.

4.	You also informed us in the Waiver Request that the annual Budget for the Financial Year beginning on 1 January 2008 was not provided within 30 days from the start of that Financial Year, as required by Clause 22.4 (Budget) of the Agreement.

5.	You also indicated to us that, when the financial statements in respect of the Financial Year ending 31 December 2007 and the accompanying Compliance Certificate for that period are delivered, on the basis of preliminary calculations they will show a breach of the following ratios:

(a)	the Fixed Charge Cover ratio of 1:1 required to be met pursuant to paragraph (a)(i) of Clause 23.2 (Financial condition) of the Agreement; and

(b)	the Leverage ratio of 2.25:1 required to be met pursuant to paragraph (a)(iii) of Clause 23.2 (Financial condition) of the Agreement.

6.	Subject to, and on the conditions set out in, paragraph 7 below, we hereby confirm that:

(a)	the Lenders waive the breach of the requirement under Clause 22.4 (Budget) of the Agreement for the annual Budget for the Financial Year beginning on 1 January 2008 to be provided within 30 days from the start of that Financial Year;

(b)	the Lenders waive the breach of the requirement under paragraphs (a)(i) and (a)(ii) of Clause 22.1 (Financial Statements) and Clause 22.2 (Provision and contents of Compliance Certificate) of the Agreement for delivery within 90 days after the end of the Financial Year ending 31 December 2007 of the financial statements in respect of that Financial Year and the accompanying Compliance Certificate;

(c)	if the financial statements and Compliance Certificate mentioned in paragraph (b) above, when delivered, do show a breach of the Fixed Charge Cover ratio and the Leverage ratio as required under paragraphs (a)(i) and (a)(ii) respectively of Clause 23.2 (Financial condition) of the Agreement, the Lenders waive those breaches; and

(d)	with respect only to the information you have disclosed to us in writing as at the date of this letter, the Lenders waive any Event of Default, to the extent any such Event of Default has occurred, under Clause 25.4 (Misrepresentation) (insofar only as it relates to Clause 21.12 (No misleading information) of the Agreement) and Clause 25.17 (Material adverse change) of the Agreement.

7.	We confirm that the Lenders grant the waivers set out in paragraph 6 on the basis that those waivers are subject to the following conditions:

(a)	the written information contained in or sent with, or otherwise given to us in connection with, the Waiver Request is true, complete and accurate in all material respects and does not omit any material facts or circumstances which could make any of that information untrue, incomplete, inaccurate or misleading in any material respect;

(b)	the Company or ArcelorMittal provides to the Agent any material update, change or information relating to the Budget for the Financial Year beginning 1 January 2008 promptly after it becomes available;

(c)	the financial statements in respect of the Financial Year ending 31 December 2007 and the accompanying Compliance Certificate for that period will be delivered to us by 30 June 2008, in all other respects in accordance with Clause 22 (Information undertakings) of the Agreement;

(d)	when the financial statements in respect of the Financial Year ending 31 December 2007 and the accompanying Compliance Certificate for that period are delivered to us, the Leverage ratio for the Relevant Period ending on 31 December 2007 shall not exceed 3.00:1;

(e)	by no later than 2 May 2008, you make a voluntary prepayment of Term Facility Loans in accordance with Clause 8.3 (Voluntary Prepayment of Term Facility Loans) of the Agreement by an aggregate amount equal to €20,000,000 (the “€20,000,000 Prepayment”), which shall (for the avoidance of doubt) be applied in accordance with paragraph (b) of Clause 7.3 (Effect of prepayment on scheduled repayments and reductions) of the Agreement, and not pursuant to Clause 9 (Mandatory prepayment) of the Agreement;

(f)	the €20,000,000 Prepayment shall be funded by the proceeds of subordinated debt provided to the Company by ArcelorMittal (or, as the case may be, one of its affiliates) (the “ArcelorMittal Subordinated Debt”) or a mutually agreed upon alternative solution, which shall be provided on the following terms and subject to the following conditions:

(i)	the ArcelorMittal Subordinated Debt shall be subject to a subordination agreement mutually acceptable to the Agent and ArcelorMittal;

(ii)	except as described in paragraph (iii) below, the ArcelorMittal Subordinated Debt shall not be repayable, repaid or prepaid, and no interest, fees or other amounts shall be paid or payable to ArcelorMittal (or, as the case may be, its affiliate) in respect of the ArcelorMittal Subordinated Debt, in each case prior to the date when the Facilities are repaid or prepaid in full and all the Total Commitments are cancelled; and

(iii)	interest accrued on the ArcelorMittal Subordinated Debt may be paid by the Company, provided (A) no Default is continuing at the time of payment or would occur as a result of making the payment (in each case, other than, for the avoidance of doubt, any Default which has occurred as at the date of this letter and which is waived under this letter) and (B) interest does not accrue at a rate greater than EURIBOR plus 1.80 per cent. per annum;

(g)	for the purposes of the calculation of Leverage under Clause 23 (Financial covenants) of the Agreement, the ArcelorMittal Subordinated Debt shall be excluded from the calculation of Total Net Debt (but for the avoidance of doubt, interest on the ArcelorMittal Subordinated Debt shall be taken into account in the calculation of Fixed Charge Cover and Interest Cover);

(h)	for the purpose only of the calculation of Leverage for the Relevant Period ending 31 March 2008 under Clause 23 (Financial covenants) of the Agreement, the €20,000,000 Prepayment shall be taken into account as if it had been made on 31 March 2008 and Total Net Debt shall be reduced accordingly;

(i)	with respect to the amount owed by the Company to ArcelorMittal or any of its affiliates as a working capital adjustment arising out of payments received of receivables accounted for as bad debts at the time of completion of the Acquisition (the “Working Capital Adjustment Debt”):

(i)	for the purposes of Clause 23 (Financial covenants) of the Agreement, the Working Capital Adjustment Debt shall be taken into account as a Borrowing and in determining Total Net Debt, and all payments of the Working Capital Adjustment Debt and payments of interest in respect of the Working Capital Adjustment Debt shall be taken into account in computing the Fixed Charge Cover Ratio and (in respect of payments of interest only) Interest Cover; and

(ii)	the Working Capital Adjustment Debt may be paid by the Company only if and to the extent that the Company certifies that it would have complied with the requirements of Clause 23 (Financial covenants) for the Relevant Period most recently ended and for which financial statements and a Compliance Certificate are available, if the covenant tests for that Relevant Period were recalculated as if the relevant amount of the Working Capital Adjustment Debt had been paid on the last day of that Relevant Period;

(j)	the Margin shall be 1.80 per cent. per annum, provided that if (i) financial statements and a Compliance Certificate in respect of a Relevant Period have been delivered in accordance with Clause 22 (Information undertakings) of the Agreement; (ii) Leverage for that Relevant Period is less than 1.75:1; (ii) the €20,000,000 Prepayment has been made; (iii) the other conditions required under this letter to have been met at that time have all been met; and (iv) no Default has occurred and is continuing (in each case, other than, for the avoidance of doubt, any Default which has occurred as at the date of this letter and which is waived under this letter), then the Margin will revert to being determined by reference to Leverage, as set out in the definition of “Margin” in the Agreement (but subject to paragraphs (i) to (iv) of the definition of Margin);

(k)	from the date of this letter you shall:

(i)	supply to us in sufficient copies for all the Lenders, as soon as they are available and in any event no later than the date 30 days after the end of each month, the Company’s consolidated financial statements for that month; and

(ii)	procure that each set of such monthly financial statements includes a balance sheet, profit and loss account and cashflow statement;

(l)	these waivers are given only on the basis of and with respect to the information so far disclosed, and have no effect in relation to any matters not so far disclosed to the Agent and the Lenders;

(m)	you shall pay all our costs and expenses (including legal fees) incurred by us in connection with these waivers;

(n)	by no later than 7 April 2008, ArcelorMittal holds beneficially (directly or indirectly) 49.0 per cent. or more of the issued share capital of the Parent, and does not at any time thereafter cease to hold beneficially 49.0 per cent. or more of the issued share capital of the Parent. If ArcelorMittal does so cease to hold beneficially 49.0 per cent. or more of the issued share capital of the Parent, Clause 9.1 (Exit) of the Agreement shall apply as if a Change of Control had occurred; and

(o)	by no later than 31 May 2008 (or, if later, as soon as practicable after it has obtained any competition or other antitrust approval required in order for it to gain such power) ArcelorMittal directly or indirectly has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to nominate and, following such nomination, the board of directors of the Parent will appoint or the stockholders of the Parent will elect, ArcelorMittal’s nominees as all, or the majority, of the directors of the Parent, and, if and once ArcelorMittal has gained that power, it does not at any time thereafter cease to have that power. If ArcelorMittal does so cease to have that power, Clause 9.1 (Exit) of the Agreement shall apply as if a Change of Control had occurred. Nothing in this paragraph (o) or in paragraph (n) above limits or affects Clause 9.1 (Exit) of the Agreement, including if a Change of Control occurs.

8.	Failure to comply with any of the conditions set out in paragraph 7 above shall result in the waivers given under this letter ceasing to have effect and shall give rise to, and constitute, an immediate Event of Default and all rights, remedies and entitlements of the Finance Parties in respect of the matters waived under this letter will be available to the Finance Parties on and after that date as if the waivers in this letter had not been granted.

9.	In accordance with Clause 37.1 (Amendments and Waivers) of the Agreement, each of these waivers is effective only in the instance and for the purpose for which it is given. Nothing in this letter shall be construed as a waiver of any other undertaking or other provision of the Agreement or any other Finance Document or any rights or remedies under the Finance Documents, or prevent or impair the Lenders, the Agent or Security Agent from exercising such rights and remedies as and when they see fit. Save as expressly provided in this letter, the Agreement and all guarantees given, and security created by or pursuant to any Finance Document, remain and shall continue in full force and effect.

Yours faithfully

BNP PARIBAS

/s/ Assad Karkabi

/s/ Thierry Bonnel

Name(s) of Signatory/ies

as Agent for itself and for and on behalf of all the Lenders

Assad Karkabi

Senior Agency Officer

Thierry Bonnel

Head of Agency

In our own capacity and on behalf of the Obligors, as Obligors’ Agent we hereby acknowledge the contents of, and confirm the consent and agreement of all the Obligors (including ourselves) to the matters set out in, this letter.

NOBLE EUROPEAN HOLDINGS B.V.

/s/ David J. Fallon

Name(s) of Signatory/ies

as Obligors’ Agent for itself and for and on behalf of all the Obligors

David J. Fallon

Chief Financial Officer

Noble International, Ltd.

We hereby:

(a)	acknowledge the matters set out above; and

(b)	in consideration of the waivers set out above granted by Lenders to the Company (taking into account, amongst other things, our indirect shareholding interest in the Company, and the trading relationships between us and our affiliates and the Company and its subsidiaries), undertake to the Agent and the Lenders either to make or procure that an affiliate of ours makes, by no later than 2 May 2008, funding in an aggregate amount of €20,000,000 available by way of subordinated loan to the Company as described in and in accordance with paragraph 7(f) above.

ARCELORMITTAL S.A.

/s/ Michel Wurth
Michel Wurth
Member of the Group Management Board